Exhibit 99.1

Joint Filing Agreement

The undersigned hereby agree that the Statement on Schedule 13G dated January 10, 2025, with respect to the Class A ordinary shares, par value $0.0001 per share, of Bleichroeder Acquisition Corp. I, and any amendments thereto executed by each and any of the undersigned shall be filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

CONTINENTAL GENERAL INSURANCE CO

By:	/s/ Michael Gorzynski
Michael Gorzynski, Executive Chairman
Date:	01/10/2025

Continental Insurance Group, Ltd.

By:	/s/ Michael Gorzynski
Michael Gorzynski, Chairman & President
Date:	01/10/2025

Continental General Holdings LLC

By:	/s/ Michael Gorzynski
Michael Gorzynski, Manager
Date:	01/10/2025

Gorzynski Michael

By:	/s/ Michael Gorzynski
Michael Gorzynski
Date:	01/10/2025